FILED PURSUANT TO RULE 424(b)(3) SEC FILE NO. 333-70678
PROSPECTUS SUPPLEMENT No. 11 (To Prospectus dated October 12, 2001) DATED: May 6, 2005

6,661,275 Common Shares

        This prospectus supplement relates to the offer and sale from time to time by the selling shareholders of our common shares issuable upon the redemption of units of limited partnership interest in Duke Realty Limited Partnership, if and to the extent that such selling shareholders redeem their units and we elect to issue common shares in exchange for these units.

        This prospectus supplement amends and supplements, and should be read in conjunction with, the prospectus dated October 12, 2001 and prospectus supplements:

No. 1 dated January 11, 2002,	No. 6 dated September 3, 2003,
No. 2 dated February 7, 2002,	No. 7 dated December 2, 2003,
No. 3 dated October 8, 2002,	No. 8 dated December 29, 2003,
No. 4 dated December 17, 2002,	No. 9 dated September 13, 2004,
No. 5 dated May 5, 2003,	No. 10 dated December 9, 2004.

all of which are to be delivered with this prospectus supplement.

        The selling shareholder table, appearing under the heading "Selling Shareholders" in the accompanying prospectus, is amended and supplemented by the information in the following table.

Name	Number of Common Shares Offered Hereby
Zink, Jr., Darell E (1)	440,438
The Edwards Foundation (2)	15,000
Rodgers, Susan M. (3)	3,662
Zavitz, Sarah E. (4)	3,662
Lauren Nicole Zavitz Irrevocable Trust U/A (5)	2,424

(1)
The units pursuant to which 22,762 of the common shares may be issued were acquired by a transfer from the Darell E. Zink Grantor Retained Annuity Trust, dated November 27, 2002, Darell E. Zink, Trustee to the named individual.

(2)
The units pursuant to which these common shares may be issued were acquired by a transfer from Multicon Builders, Inc. to the named entity.

(3)
The units pursuant to which 645 of the common shares may be issued were acquired by a transfer from Charles E. Rodgers to the named individual.

(4)
The units pursuant to which 645 of the common shares may be issued were acquired by a transfer from Charles E. Rodgers to the named individual.

(5)
The units pursuant to which 32 of the common shares may be issued were acquired by a transfer from Charles E. Rodgers to the named entity.